INDEMNITY ESCROW AGREEMENT

ESCROW AGREEMENT (“Agreement”) dated December 16, 2010 by and among GSME ACQUISITION PARTNERS I, a Cayman Islands exempted company (“GSME”), Kin Sun SZE-TO and Ho Leung NING as the representatives (collectively the “Representative”) of all the former shareholders (the “Shareholders”) of Plastec International Holdings Limited (“Plastec”), JING DONG GAO and ELI D. SCHER, acting as the committee (the “Committee”) representing the interests of GSME, and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent (the “Escrow Agent”).  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

GSME, GSME Acquisition Partners I Sub (“GSME Sub”), Plastec and the Shareholders are parties to an Amended and Restated Agreement and Plan of Reorganization, dated as of September 13, 2010, as amended on December 9, 2010 (the “Merger Agreement”), pursuant to which GSME Sub has merged with and into Plastec with Plastec surviving the merger and becoming a wholly owned subsidiary of GSME.  Pursuant to the Merger Agreement, GSME is to be indemnified in certain respects by the Insiders and the Investors.  The parties desire to establish an escrow fund as collateral security for the foregoing indemnification obligations.  The Representative has been designated pursuant to the Merger Agreement to represent the Insiders and the Investors and each Permitted Transferee (as hereinafter defined) of the Insiders and the Investors (the Insiders, the Investors and all such Permitted Transferees are hereinafter referred to collectively as the “Owners”), and to act on their behalf for purposes of this Agreement.

The parties agree as follows:

1.           (a)           Concurrently with the execution hereof, an aggregate of 472,796 GSME Shares issued to the Insiders and the Investors and delivered to them at the Closing pursuant to the Merger Agreement, which shall be allocated among the Insiders and the Investors in accordance with the allocation set forth on Schedule 1(a) attached hereto, together with ten (10) share transfer forms from each Insider and each Investor separate from the share certificates executed in blank by each such Insider and Investor to be held in escrow pursuant to the terms of this Agreement and Section 1.9 of the Merger Agreement.  The GSME Shares represented by the share certificates so delivered to the Escrow Agent are herein referred to in the aggregate as the “Escrow Fund.”  The Escrow Agent shall maintain a separate account for each Shareholder’s, and, subsequent to any transfer permitted pursuant to Paragraph 1(e) hereof, each Owner’s, portion of the Escrow Fund.

(b)           The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund solely pursuant to the terms and conditions hereof.  The Escrow Agent shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of GSME. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.

(c)           Except as herein provided, the Owners shall retain all of their rights as shareholders of GSME with respect to GSME Shares constituting the Escrow Fund during the period the Escrow Fund is held by the Escrow Agent (the “Escrow Period”), including, without limitation, the right to vote their GSME Shares included in the Escrow Fund.

(d)           During the Escrow Period, all dividends payable in cash with respect to the GSME Shares then contained in the Escrow Fund shall be paid to the Owners, but all dividends payable in shares or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof.  As used herein, the term “Escrow Fund” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(e)           During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the GSME Shares in the Escrow Fund except (i) to a “Permitted Transferee” (as hereinafter defined), (ii) by virtue of the laws of descent and distribution upon death of any Owner, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permitted transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement.  As used in this Agreement, the term “Permitted Transferee” shall include (A) an Insider’s or Investor’s beneficial owners (“Beneficial Owners”); (B) an entity in which an Insider or an Investor and/or members of a Beneficial Owner’s Immediate Family beneficially own 100% of such entity’s voting and non-voting equity securities; (C) an entity in which an Insider or Investor and/or a member of a Beneficial Owner’s Immediate Family is a general partner and in which such Insider or Investor and/or Beneficial Owner’s Immediate Family beneficially own 100% of all capital accounts of such entity; (D) members of a Beneficial Owner’s “Immediate Family” (as hereinafter defined); and (E) a revocable trust established by a Beneficial Owner during his lifetime for the benefit of such Beneficial Owner or for the exclusive benefit of all or any of such Beneficial Owner’s Immediate Family.  As used in this Agreement, the term “Immediate Family” means, with respect to any Beneficial Owner, a spouse, lineal descendants, the spouse of any lineal descendant, and brothers and sisters (or a trust, all of whose current beneficiaries are members of an Immediate Family of the Beneficial Owner).  In connection with and as a condition to each permitted transfer, the Permitted Transferee shall deliver to the Escrow Agent an share transfer form separate from the share certificate executed by the transferring Shareholder or where applicable, an order of a court of competent jurisdiction, evidencing the transfer of shares to the Permitted Transferee, together with ten (10) share transfer forms separate from the share certificate executed in blank by the Permitted Transferee with respect to the shares transferred to the Permitted Transferee.  Upon receipt of such documents, the Escrow Agent shall deliver to GSME’s transfer agent the original share certificate out of which the assigned shares are to be transferred, together with the executed share transfer form separate from the share certificate executed by the transferring shareholder, or a copy of the applicable court order, and shall request that GSME issue new certificates representing (m) the number of shares, if any, that continue to be owned by the transferring shareholder, and (n) the number of shares owned by the Permitted Transferee as the result of such transfer.  GSME, the transferring shareholder and the Permitted Transferee shall cooperate in all respects with the Escrow Agent in documenting each such transfer and in effectuating the result intended to be accomplished thereby.  During the Escrow Period, no Owner shall pledge or grant a security interest in such Owner’s GSME Shares included in the Escrow Fund or grant a security interest in such Owner’s rights under this Agreement.

2.           (a)           GSME, acting through the Committee, which has been appointed by GSME to take all necessary actions and make all decisions on behalf of GSME with respect to its rights to indemnification under Article VIII of the Merger Agreement, may make a claim for indemnification pursuant to the Merger Agreement (“Indemnification Claim”) against the Escrow Fund by giving notice (a “Notice”) to the Representative (with a copy to the Escrow Agent) specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Merger Agreement which it asserts has been breached or otherwise entitles GSME to indemnification, (ii) in reasonable detail, the nature and dollar amount of any Indemnification Claim and (iii) whether the Indemnification Claim results from a Third Party Claim against GSME or Plastec.  The Committee also shall deliver to the Escrow Agent (with a copy to the Representative), concurrently with its delivery to the Escrow Agent of the Notice, a certification as to the date on which the Notice was delivered to the Representative.

(b)           If the Representative shall give a notice to the Committee (with a copy to the Escrow Agent) (a “Counter Notice”), within 30 days following the date of receipt (as specified in the Committee’s certification) by the Representative of a copy of the Notice, disputing whether the Indemnification Claim is indemnifiable under the Merger Agreement, the Committee and the Representative shall attempt to resolve such dispute by voluntary settlement as provided in paragraph 2(c) below. If no Counter Notice with respect to an Indemnification Claim is received by the Escrow Agent from the Representative within such 30-day period, the Indemnification Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c)           If the Representative delivers a Counter Notice to the Escrow Agent, the Committee and the Representative shall, during the period of 60 days following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt to resolve the dispute with respect to which the Counter Notice was given.  If the Committee and the Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof.  If the Committee and the Representative shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to paragraph 2(d) below.

(d)           If the Committee and the Representative cannot resolve a dispute prior to expiration of the 60-day period referred to in paragraph 2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) to a single arbitrator for arbitration before the AAA International Center for Dispute Resolution’s offices in New York City, New York, in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) then in effect. The Committee and the Representative shall attempt to agree upon an arbitrator; if they shall be unable to agree upon an arbitrator within 10 days after the dispute is submitted for arbitration, then either the Committee or the Representative, upon written notice to the other, may apply for appointment of such single arbitrator by the AAA in accordance with its rules.  GSME shall pay the fees and expenses of counsel for the parties and the fees and expenses of the arbitrator and of other expenses of the arbitration.  The arbitrator shall render his decision within 90 days after his appointment.  Such decision and award shall be in writing and shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties.  Judgment may be obtained on the decision of the arbitrator so rendered in any court having jurisdiction, and may be enforced in any such court.  If the arbitrator shall fail to render his decision or award within such 90-day period, either the Committee or the Representative may apply to any New York state court sitting in New York County, New York, or any federal court sitting in such county then having jurisdiction, by action, proceeding or otherwise, as may be proper to determine the matter in dispute consistently with the provisions of this Agreement.  The parties consent to the exclusive jurisdiction of the New York state courts sitting in New York County or any federal court having jurisdiction and sitting in such county for this purpose. The prevailing party (or either party, in the case of a decision or award rendered in part for each party) shall send a copy of the arbitration decision or of any judgment of the court to the Escrow Agent.

(e)           As used in this Agreement, “Established Claim” means any (i) Indemnification Claim deemed established pursuant to the last sentence of paragraph 2(b) above, (ii) Indemnification Claim resolved in favor of GSME by settlement pursuant to paragraph 2(c) above, resulting in a dollar award to GSME, (iii) Indemnification Claim established by the decision of an arbitrator pursuant to paragraph 2(d) above, resulting in a dollar award to GSME or Plastec, (iv) Third Party Claim that has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction, or (v) Third Party Claim that the Committee and the Representative have jointly notified the Escrow Agent has been settled in accordance with the provisions of the Merger Agreement; provided that, subject to the terms of the Merger Agreement, notwithstanding anything herein, no Indemnification Claim shall become an Established Claim unless and until the aggregate amount of indemnification Losses, as set forth in Section 8.4(c) of the Merger Agreement, exceeds $500,000, in which event the entire amount of such Established Claim, together with the entire amounts of all other Established Claims, shall be payable.

(f)           (i)           Promptly after an Indemnification Claim becomes an Established Claim, the Committee and the Representative shall jointly deliver a notice to the Escrow Agent (a “Joint Notice”) directing the Escrow Agent to pay to GSME, and the Escrow Agent promptly shall pay to GSME, an amount of Escrow Shares, subject to the provisions of Sections 2(f)(ii) and (iii), equal to (subject to the basket described in Section 2(e) above and Section 8.4(c) of the Merger Agreement) the aggregate dollar amount of the Established Claim (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund).

(ii)         Payment of an Established Claim shall be made from Escrow Shares pro rata from the account maintained on behalf of each Owner.  For purposes of each payment, such shares shall be valued at the “Fair Market Value” (as defined below).  However, in no event shall the Escrow Agent be required to calculate Fair Market Value or make a determination of the number of shares to be delivered to GSME in satisfaction of any Established Claim; rather, such calculation shall be included in and made part of the Joint Notice.  GSME shall repurchase from the relevant Owners at a repurchase price of US $0.00001 per share, and the Escrow Agent shall thereby transfer to GSME out of the Escrow Fund that number of GSME Shares necessary to satisfy each Established Claim, as set out in the Joint Notice.  Any dispute between the Committee and the Representative concerning the calculation of Fair Market Value or the number of shares necessary to satisfy any Established Claim, or any other dispute regarding a Joint Notice, shall be resolved between the Committee and the Representative in accordance with the procedures specified in paragraph 2(d) above, and shall not involve the Escrow Agent.   Each repurchase of shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering to GSME one or more share certificates held in each Owner’s account evidencing not less than such Owner’s pro rata portion of the aggregate number of shares specified in the Joint Notice, together with share transfer forms separate from the share certificate executed in blank by such Owner and completed by the Escrow Agent in accordance with instructions included in the Joint Notice.  Upon receipt of the share certificates and share transfer forms, GSME shall deliver to the Escrow Agent new certificates representing the number of shares owned by each Owner after such payment.  The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in GSME Shares may be made notwithstanding any other agreements restricting or limiting the ability of any Owner to sell any GSME Shares or otherwise.  The Committee and the Representative shall be required to exercise utmost good faith in all matters relating to the preparation and delivery of each Joint Notice.  As used in this Section 2, “Fair Market Value” means the average reported closing price for the GSME Shares for the ten trading days ending on the last trading day prior to (x) the day the Established Claim is paid with respect to Indemnification Claims paid on or before the thirtieth day after GSME files its Annual Report on Form 20-F for the fiscal year ending April 30, 2011 (the “Escrow Termination Date”), and (y) the Escrow Termination Date with respect to shares constituting the Pending Claims Reserve (as hereinafter defined) on the Escrow Termination Date.

(iii)        Notwithstanding anything herein to the contrary, at such time as an Indemnification Claim has become an Established Claim, each Owner shall have the right to substitute for his, her or its Escrow Shares that otherwise would be paid in satisfaction of such claim (the “Claim Shares”) with cash in an amount equal to the Fair Market Value of the Claim Shares (“Substituted Cash”).  In such event (i) the Joint Notice shall include a statement describing the substitution of Substituted Cash for the Claim Shares, and (ii) substantially contemporaneously with the delivery of such Joint Notice, the Representative shall cause currently available funds to be delivered to the Escrow Agent in an amount equal to the Substituted Cash.  Upon receipt of such Joint Notice and Substituted Cash, the Escrow Agent shall (y) in payment of the Established Claim described in the Joint Notice, deliver the Substituted Cash to GSME in lieu of the Claim Shares, and (z) cause the Claim Shares to be returned to the Representative on behalf of the applicable Owner.

3.           On the first Business Day after the expiration of the Escrow Period, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver to each Owner share certificates representing the GSME Shares then in such Owner’s account in the Escrow Fund, unless at such time there are any Indemnification Claims with respect to which Notices have been received but which have not been resolved pursuant to Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of GSME, would result in a payment to GSME, in which case the Escrow Agent shall retain, and the total amount of such distributions to such Owner shall be reduced by, the “Pending Claims Reserve” (as hereafter defined).  The Committee shall certify to the Escrow Agent the number of GSME Shares to be retained therefor.  Thereafter, if any Pending Claim becomes an Established Claim, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to GSME an amount in respect thereof determined in accordance with Section 2(f) above, and to deliver to each Owner GSME Shares then in such owner’s account in the Escrow Fund having a value (based on $10.00 per share as adjusted for any share splits or similar events) equal to the amount by which the remaining portion of his account in the Escrow Fund exceeds the then Pending Claims Reserve (determined as set forth below), all as specified in a Joint Notice. If any Pending Claim is resolved against GSME, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to each Owner the amount by which the remaining portion of his account in the Escrow Fund exceeds the then Pending Claims Reserve.  Upon resolution of all Pending Claims, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to such Owner the remaining portion of his or her account in the Escrow Fund.  As used in this Section 3, the “Pending Claims Reserve” shall mean, at the time any such determination is made, that number of GSME Shares in the Escrow Fund having a Fair Market Value equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Notices of such Claims) and “Fair Market Value” means the average reported closing price for the GSME Shares for the ten trading days ending on the last trading day prior to the day of such determination.

4.           The Escrow Agent, the Committee and the Representative shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to GSME and the Owners in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

5.           (a)           The Escrow Agent undertakes to perform only such duties as are expressly set forth herein.  It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b)           The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c)           The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to GSME pursuant to the terms of this Agreement or, if such notice is disputed by the Committee or the Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to GSME the amount specified in such notice, if any, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d)           The Escrow Agent shall not be liable for any action taken by it in good faith, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 5(f), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e)           The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by giving the other parties hereto written notice of such resignation.  Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Committee and the Representative.  If no new escrow agent is so appointed within the sixty (60) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate.

(f)           Indemnification of Escrow Agent.

(i)          From and at all times after the date of this Agreement, GSME shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable fees, costs and expenses of one outside counsel (but not internal counsel)) (collectively, “Losses”) actually incurred by any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including, without limitation, GSME, Plastec or the Shareholders, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any Losses to the extent they are finally determined by a court of competent jurisdiction, subject to no further appeal, to be attributable to the gross negligence or willful misconduct of such Indemnified Party.

(ii)         If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Representative, the GSME and the Committee in writing, and GSME shall assume the defense thereof, including the employment of counsel and the payment of all reasonable expenses.  Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the reasonable fees and expenses of such counsel shall be paid by such Indemnified Party, except that GSME shall be required to pay such reasonable fees and expenses if (i) GSME agrees to pay such reasonable fees and expenses, (ii) GSME shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable determination of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, (iii) GSME, Plastec, the Insiders or the Investors are the plaintiff in any such action or proceeding or (iv) the named or potential parties to any such action or proceeding (including any potentially impleaded parties) include both the Indemnified Party and any of Plastec, GSME, the Insiders and/or the Investors, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Plastec, the Insiders, the Investors or GSME.  All such reasonable fees and expenses payable by GSME pursuant to the immediately preceding sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim.  The Losses of the Indemnified Parties shall be payable by GSME.  The obligations of GSME under this Section 5(f) shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent and shall be independent of any obligation of the Escrow Agent.

(iii)        The parties agree that the payment by GSME of any claim by the Escrow Agent for indemnification hereunder shall not impair, limit, modify, or affect, as between GSME and the Insiders and Investors, the respective rights and obligations of GSME, on the one hand, and the Insiders and Investors, on the other hand, under the Merger Agreement.

(g)           The Escrow Agent shall be entitled to reasonable compensation from GSME for all services rendered by it hereunder as set forth on Schedule 5(g) hereto.  The Escrow Agent shall also be entitled to reimbursement from GSME for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all reasonable counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(h)           From time to time on and after the date hereof, the Committee and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

6.           This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

7.           This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives and shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein.  This Agreement cannot be changed or terminated except by a writing signed by the Committee, the Representative and the Escrow Agent.

All disputes arising under this Agreement between the Committee and the Shareholders, including a dispute arising from a party’s failure or refusal to sign a Joint Notice or to deliver any notice or other document required hereunder, shall be submitted to arbitration in the same manner as disputes under the Merger Agreement are to be arbitrated pursuant to Section 11.13 thereof. The Committee and the Shareholders each hereby consent to the exclusive jurisdiction of the federal and state courts sitting in New York County, New York, with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against the Committee or the Shareholders in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 9, with copies delivered by nationally recognized overnight carrier to Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, N.Y. 10174-1901, Attention:  David Alan Miller, Esq., and to Reed Smith LLP, 355 South Grand Avenue, Suite 2900, Los Angeles, California 90071, Attention: Allen Z. Sussman, Esq.

8.           All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.           If to the Committee, to it at:

Jing Dong Gao
Eli D. Scher
762 West Beijing Road
Shanghai, China 200041
Telecopier No.:

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York  10174-1901
Attention:  David Alan Miller, Esq.
Telecopier No.: 212-818-8881

B.           If to the Representative, to it at:

Mr. Kin Sun Sze-To and Mr. Ho Leung NING
Unit 01, 21/F, Aitken Vanson Centre
61 Hoi Yuen Road, Kwun Tong
Kowloon, HK
Telephone: 852-21917144
Telecopier: 852-27796001

with a copy to:

Allen Z. Sussman, Esq.
Reed Smith LLP
355 South Grand Avenue
Suite 2900
Los Angeles, CA  90071
Telecopier:  213-457-8080

And

Mr. Anthony Suen
Unit 01, 21/F, Aitken Vanson Centre
61 Hoi Yuen Road, Kwun Tong
Kowloon, HK
Telephone: 852-21917144
Telecopier: 852-27796001

C.           If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attention: Mark Zimkind
Telecopier No.: 212-509-5150

D.           If to GSME, to it at:

GSME Acquisition Partners I
762 West Beijing Road
Shanghai, China 200041
Attn: Chief Executive Officer
Telecopier:

with a copy to:

Maples Corporate Services Limited
P.O. Box 309
Ugland House
South Church Street
Grand Cayman KY1-1104
Cayman Islands
Telecopier No.: 345-949-8080

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

9.           (a)           All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to GSME.

(b)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

(c)           When reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise specified.

[Signatures are on following page]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

GSME ACQUISITION PARTNERS I

By:
Name:
Title:

THE REPRESENTATIVE:

Kin Sun SZE-TO

Ho Leung NING

COMMITTEE:

Jing Dong Gao

Eli D. Scher

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

Schedule 1(a)

ESCROW SHARES ALLOCATION

Name	Address	Escrow
Sun Yip Industrial Company Limited (BVI)	Unit 01, 21/F, Aitken Vanson Centre, 61 Hung To Road, Kwun Tong, Kowloon, Hong Kong	317,435
Tiger Power Industries Limited (BVI)	Unit 01, 21/F, Aitken Vanson Centre, 61 Hung To Road, Kwun Tong, Kowloon, Hong Kong	55,081
Expert Rank Limited (BVI)	Unit 01, 21/F, Aitken Vanson Centre, 61 Hung To Road, Kwun Tong, Kowloon, Hong Kong	9,834
Fine Colour Limited (BVI)	Unit 01, 21/F, Aitken Vanson Centre, 61 Hung To Road, Kwun Tong, Kowloon, Hong Kong	20,236
Greatest Sino Holdings Limited (BVI)	Unit 01, 21/F, Aitken Vanson Centre, 61 Hung To Road, Kwun Tong, Kowloon, Hong Kong	7,186
Colourful Asia International Limited (BVI)	Unit 3408 China Merchant Tower, Shun Tak Centre, Sheung Wan, Hong Kong	25,200
Top Universe Management Limited (BVI)	Unit 3408 China Merchant Tower, Shun Tak Centre, Sheung Wan, Hong Kong	37,824
Total		472,796

Schedule 5(g)

Amount	Description

$___ per month	From the date hereof until the termination of the Escrow Agent’s duties pursuant to Section 1(b).